Exhibit 99.2

Nine Mile Software Inc. Acquires SaveDaily.com Inc.

Seal Beach, CA -- (BUSINESS WIRE) – August 24, 2011 – Nine Mile Software, Inc.  (OTCBB: NMLE.OB), a Nevada corporation (“Nine Mile”), announced today that it acquired, pursuant to a merger (the “Merger”), SaveDaily.com, Inc. (“SaveDaily”), a California corporation based in Orange County,  California that produces and supports its  proprietary record keeping and workflow software solutions for the financial services industry and that markets products and services to the mass market - commonly referred to as the small investor and mass affluent investor, making up about 90% of the investing population.

As part of the Merger, which closed as of August 23, 2011:
•	SaveDaily became a wholly owned subsidiary of Nine Mile;
•	Nine Mile's sole director, Damon Deru, resigned;
•	Nine Mile caused the officers and directors of SaveDaily to become the officers and directors of Nine Mile;
•	Nine Mile issued 33,000,000 shares of its common stock to the shareholders of SaveDaily;
•	Nine Mile agreed to change its name to SaveDaily, Inc.; and
•
Nine Mile agreed to sell its existing wholly owned subsidiary, TradeWarrior to Damon Deru, in a stock transaction, in consideration for (i) Mr. Deru assuming all of the liabilities of Nine Mile and TradeWarrior existing as of, or relating to any periods prior to, the closing of the Merger and (ii) an indemnity from Mr. Deru in favor of Nine Mile, SaveDaily and those persons holding shares of SaveDaily common stock immediately prior to the closing of the Merger for any liabilities or claims relating to Nine Mile or TradeWarrior prior to the closing of the Merger.  Mr. Deru also returned to Nine Mile, for cancellation, 100,000 shares of Nine Mile common stock.

As a result of the Merger, the prior stockholders of Nine Mile, as a group, own approximately 4.55% of the issued and outstanding post-Merger shares of Nine Mile and the prior stockholders of SaveDaily, as a group, own the balance, approximately 95.45%, before giving effect to any outstanding options, warrants and other issuances.

About Nine Mile:

Nine Mile Software, Inc., a development stage software company, developed securities trading and rebalancing software for the Registered Investment Advisor (RIA) market. Its lead program, TradeWarrior, was designed to help RIAs to manage, allocate, and rebalance portfolios in order quickly to trade their book of clients. The TradeWarrior program utilizes software algorithms and other technology to factor in such considerations as account placement, tax implications, and trading restrictions.  Nine Mile was founded in 2006 and is based in Bountiful, Utah.

About SaveDaily:

SaveDaily owns its proprietary financial services platform which has been in production for about three years, helping financial intermediaries succeed in bringing suitable and affordable investment services to everyday savers and investors. SaveDaily, through its financial services partners, has the capability of making virtually all mutual funds available to its clients.  SaveDaily offers investments and record-keeping services to its intermediary partners, as well as directly to its clients through a variety of white-labeled interfaces.  SaveDaily was incorporated in May 1999 in the state of California and is headquartered in Seal Beach, California.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of any securities of Nine Mile in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Forward Looking Statements

This release contains forward-looking statements. Actual results may differ from those projected due to a number of risks and uncertainties, including, but not limited to the possibility that some or all of the matters and transactions considered by Nine Mile may not proceed as contemplated, and by all other matters specified in Nine Mile’s filings with the Securities and Exchange Commission. These statements are made based upon current expectations that are subject to risk and uncertainty. Nine Mile does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in the Nine Mile’s filings with the Securities and Exchange Commission, including its most recent periodic report.

Contact:

Jeff Mahony, Chief Executive Officer, (562) 795-7500
info@savedaily.com